Exhibit 99.1
FOR IMMEDIATE RELEASE
Michael Lake Enters The Ring As President, WWE Films
STAMFORD, Conn., October 4, 2007 — World Wrestling Entertainment® has hired Michael Lake as President of its WWE Films division. A 36-year veteran of the movie and television industries, Lake recently served as Executive Producer for WWE Film’s The Condemned, starring Stone Cold Steve AustinTM.
As President of WWE Films replacing Joel Simon, Lake will report directly to WWE® Chairman, Vince McMahon. He will be tasked with developing theatrical and direct-to-video opportunities for WWE Films that provide unmatched on-screen action as vehicles for WWE Superstars. In addition to feature films, Lake will also work to develop new television projects that will benefit from an affiliation with WWE or its Superstars.
Michael Lake has been producing films and television shows for 20 years. Throughout his career, Lake has overseen production for such hits as The Matrix Trilogy, Miss Congeniality, and Ocean’s Eleven and Ocean’s Twelve. Lake currently sits on the Advisory Board of the Association of Film Commissioners International.
WWE established its WWE Films division to explore options in filmed entertainment in order to promote its Superstars and capitalize on its intellectual property and worldwide fan base. WWE Films’ third release, The Condemned, starring Stone Cold Steve Austin, was recently released on DVD and Blu-ray and was the No. 2 DVD rental in the U.S. in its first week of release.
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